Exhibit 99.1

NEWS RELEASE

Kimbell Royalty Partners Declares Second Quarter 2020 Distribution

Increases Payout Ratio to 75% of Projected Second Quarter 2020 Cash Available for Distribution

FORT WORTH, Texas, July 24, 2020 – Kimbell Royalty Partners, LP (NYSE: KRP) (“Kimbell”), a leading owner of oil and natural gas mineral and royalty interests in more than 96,000 gross wells across 28 states, today announced that the Board of Directors of Kimbell Royalty GP, LLC, Kimbell’s general partner (the “Board of Directors”) approved a cash distribution payment of 75% of projected cash available for distribution for the second quarter of 2020, or $0.13 per common unit. The distribution will be payable on August 10, 2020 to common unitholders of record at the close of business on August 3, 2020.

“Since our last quarterly distribution declaration in April 2020, we are encouraged by the gradual recovery in both commodity prices and the U.S. economy, including gasoline demand, retail sales and new home starts. We are also hopeful that the worst is behind us with regard to production curtailments, which appear to have peaked in May and early June 2020. However, many risks remain in the economy, including, but not limited to, significant recent increases in COVID-19 cases across the country, additional potential shut-downs related to COVID-19 and the related effects on U.S. employment. In addition, significant uncertainties remain in the U.S. energy sector, primarily related to the pace of new drilling and completions for the remainder of 2020. However, we believe the Kimbell business model is highly differentiated from most companies in the U.S. energy sector given our pure royalty model, diverse asset base, mix of commodities, substantial hedges and low PDP decline rate, which is among the best in the industry. As a result, management recommended and the Board of Directors approved an increase in the payout ratio of projected cash available for distribution from 50% in Q1 2020 to 75% in Q2 2020. We intend to utilize the remaining 25% of Q2 2020 projected cash available for distribution to pay down a portion of the outstanding borrowings under Kimbell’s credit facility. We look forward to reporting operational and financial results and providing additional commentary on the U.S. minerals sector when we release earnings, which we expect to do on August 6, 2020,” commented Robert Ravnaas, Chairman and Chief Executive Officer of Kimbell’s general partner.

Kimbell Royalty Partners, LP – News Release

Kimbell - Supplemental Distribution Data

			Percent
	Q1 2020	Q2 2020	Change
WTI Average Crude Oil Price (1)	$45.76	$27.81	(39.2)%
Henry Hub Average Natural Gas Price (1)	$1.91	$1.71	(10.5)%

Common Unit Distribution Declared	$0.17	$0.13	(23.5)%
Pay-Out Ratio (2)	50%	75%	50.0%

Annualized Cash Yield (3)		5.9%

Cash Received from Lease Bonuses and Other Income	$229,319	$68,609

SUBSTANTIALLY ALL OF THE DISTRIBUTION TO COMMON UNITHOLDERS FOR THE SECOND QUARTER OF 2020

EXPECTED TO BE FREE OF DIVIDEND INCOME TAXES AND INSTEAD CONSIDERED A RETURN OF CAPITAL(4)

(1) Average monthly commodity prices are from the Energy Information Administration. Crude oil prices are in dollars per barrel and natural gas prices are in dollars per million Btu.

(2) Represents percentage of projected cash available for distribution to be paid in quarterly distribution declared.

(3) Based on the closing price of Kimbell common units on July 24, 2020.

(4) This estimate is based upon assumptions Kimbell has made regarding, among other things, Kimbell Royalty Operating, LLC's income and depletion expenses and production from the mineral and royalty interests Kimbell acquired in the acquisition of Springbok Energy Partners, LLC and Springbok Energy Partners II, LLC (the "Springbok acquisition"), which closed on April 17, 2020, and ignores the effect of any possible acquisitions of additional assets (other than the Springbok acquisition). This estimate is based on current tax law and tax reporting positions that Kimbell has adopted and with which the Internal Revenue Service could disagree. This estimate is not a fact, and no assurances can be made regarding this estimate.

About Kimbell Royalty Partners

Kimbell (NYSE: KRP) is a leading oil and gas mineral and royalty company based in Fort Worth, Texas. Kimbell owns mineral and royalty interests in over 13 million gross acres in 28 states and in every major onshore basin in the continental United States, including ownership in more than 96,000 gross wells with over 40,000 wells in the Permian Basin. To learn more, visit kimbellrp.com.

Kimbell Royalty Partners, LP – News Release

Forward-Looking Statements

This news release includes forward-looking statements, in particular statements relating to Kimbell’s financial, operating and production results and prospects for growth, the tax treatment of Kimbell's distributions and the recent COVID-19 outbreak and its impacts on Kimbell and on the oil and gas industry. These and other forward-looking statements involve risks and uncertainties, including risks that the anticipated benefits of the acquisition of the Springbok assets are not realized, risks relating to Kimbell’s integration of the Springbok assets, risks relating to the COVID-19 outbreak, and uncertainties relating to Kimbell’s business, prospects for growth and acquisitions and the securities markets generally and other risks described in Kimbell's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (the “SEC”), available at the SEC's website at www.sec.gov. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Kimbell's filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as required by law, Kimbell undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release.

Contact:

Rick Black

Dennard Lascar Investor Relations

krp@dennardlascar.com

(713) 529-6600